Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES INVESTMENT

COMMITMENT OF UP TO $5 MILLION IN HEALTHSPAC, LLC

HOUSTON, TX – December 12, 2006 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announces an investment commitment of up to $5,000,000 in HealthSPAC, LLC (“HealthSPAC”), a Delaware limited liability company.

HealthSPAC is a California-based company in the business of incubating Special Purpose Acquisition Companies (“SPACs”) focused on healthcare opportunities. It will identify specific industry opportunities within the healthcare sector that can thrive under a SPAC financing model, with an emphasis on cash generation and opportunity for growth. The management team, led by Executive Chairman Stuart Bruck, has over eighty years of combined experience in the healthcare and life sciences industry. Sam Douglass and Ken Denos of Equus will serve on the HealthSPAC Board of Directors.

“HealthSPAC represents our ongoing effort to target investments indicative of our twenty-first century trends strategy. The healthcare sector provides products and services that impact all generations. We are excited to be on the leading edge of SPAC initiatives within this dynamic arena,” commented Anthony R. Moore, Co-Chairman, CEO and President of the Fund.

“We envision that each of the SPACs launched by HealthSPAC will be in multi-billion dollar sub-sectors of healthcare, with the potential for strong annual growth well into the future and will be ripe for consolidation on a domestic and international basis. We intend that the first such SPAC may be in the international pharmaceutical services sector,” said Stuart Bruck, Executive Chairman of HealthSPAC.

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus may be obtained from the website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.